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On March 31, 2014, eBay Inc. made available the following content at http://bettertogether.ebayinc.com

Should eBay Listen to Carl Icahn?

In a story posted to Forbes, analysts from Trefis — known for its focus on how a company's products impact its stock — address Carl Icahn's recent support for a partial spin-off of PayPal, concluding that "a spin-off may not be a good idea." Trefis begins by noting that Mr. Icahn is known for shaking up the boards and management of the companies in which he has large stakes. This is exactly what he's done at eBay, first calling for PayPal to be completely spun off from eBay, but later modifying his plan by suggesting only a partial spin-off. The analysts, however, believe eBay and PayPal should continue operating as a combined entity because the two business units are growing well together. The companies' synergies would be "disturbed, or lost," they say, if eBay Inc. were to spin off PayPal. Additionally, they note that eBay is a cash rich company with $9.87 billion in net cash and cash equivalents as of December 31, 2013, so there's no reason to partially spin-off PayPal simply to reduce credit risk.

Bloomberg TV: Former PayPal CEO Bill Harris Says eBay and PayPal are Better Together

In a video segment, former PayPal CEO and current Personal Capital CEO Bill Harris discusses the promising future of eBay and PayPal as they grow together, noting that the companies are a good fit together. He believes Carl Icahn is wrong about spinning off PayPal from eBay, telling Bloomberg Television's “Bloomberg Surveillance” that "there are tremendous synergies between eBay and PayPal." Additionally, while he agrees with Mr. Icahn about the company needing to deploy more cash to shareholders, "you do not do that by breaking up the companies," he said. "They have too many things that are linked."

Infographic: Divesting Skype; Focusing to Create $29bn in Value

As a response to false and misleading information that has been circulated about eBay Inc.'s divestiture of Skype, this infographic provides the facts, including the chronology of the acquisition and sale of Skype. eBay Inc.'s history with Skype begins in 2005, when the company acquired Skype for $2.6 billion, expecting the business to strengthen its core commerce activities. It decided to divest Skype in 2009.

John Donahoe Among Glassdoor's Highest Rated CEOs for 2014

With a 91 percent employee approval rating, eBay Inc. CEO John Donahoe earned the No. 19 spot on Glassdoor’s ranking of 50 Highest Rated CEOs for 2014. Glassdoor, a jobs and career site, based its report – the first time it has ranked CEOs in the United States – on anonymous and voluntary reviews by eBay Inc. employees in the past year.

The Glassdoor recognition follows Donahoe’s appearance on Fast Company’s list of the Most Creative People in Business 1000 and his inclusion on President Barack Obama’s CEO Roundtable in February.

Glassdoor gathers CEO approval ratings through its online company review survey, which also asks employees to rate a number of factors related to their jobs and their company, including job satisfaction, compensation and benefits, and work-life balance.

Large U.S. employers (defined as having 1,000 or more employees) had to receive at least 100 CEO approval ratings between Feb. 1, 2013, and Jan. 31, 2014.

“To be honored and receive endorsement from your employees for your strong leadership ability is no small task. It requires a steady commitment to define, express and constantly reiterate the company mission and set a clear picture of long-term success,” said Glassdoor CEO & Co-founder Robert Hohman.